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                                                                   EXHIBIT 4.2


                               AMENDMENT NO. 1 TO
                               PAIRING AGREEMENT


                 Amendment dated as of February 1, 1995 (this "Amendment") to the Pairing Agreement dated as of June 25, 1980 (the "Pairing Agreement") between Starwood Lodging Trust (formerly Hotel Investors Trust), a Maryland real estate investment trust (the "Trust"), and Starwood Lodging Corporation (formerly Hotel Investors Corporation), a Maryland corporation (the "Company").

                 WHEREAS, on the date hereof (a) the Trust is, among other things, amending the Declaration of Trust of the Trust to (i) change the name of the Trust to "Starwood Lodging Trust", (ii) change the par value of the shares of beneficial interest of the Trust to $.01 per share and (iii) authorize a new class of Excess Trust Shares, par value $.01 per share, of the Trust and a new class of Excess Preferred Shares, par value $.01 per share, of the Trust and (b) the Company is, among other things, amending and restating the Articles of Incorporation of the Company to (i) change the name of the Company to "Starwood Lodging Corporation", change the par value of the shares of common stock of the Company to $.01 per share and (iii) authorize a new class of Excess Common Stock, par value $.01 per share, of the Company and a new class of Excess Preferred Stock, par value $.01 per share, of the Company; and

                 WHEREAS, pursuant to and in compliance with Section 11 of the Pairing Agreement, the Trust and the Company desire to amend the Pairing Agreement as set forth in this Amendment;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Pairing Agreement, the parties hereto agree as follows:

                 SECTION 1. AMENDMENT OF PAIRING AGREEMENT. The Pairing Agreement is hereby amended by adding thereto a new Section 12, which new
Section 12 shall read in its entirety as follows:

                 12. (a) In the event that (x) the Trust issues Excess Trust Shares, par value $.01 per share, of the Trust ("Excess Trust Shares") or the Company issues shares of Excess Common Stock, par value $.01 per share, of the Company ("Excess Common Shares"), and (y) the Shares and the shares of common stock of the Company which were converted into such Excess Trust Shares and such Excess Common Shares, respectively, were paired pursuant to this Agreement, then in addition to, and not in any respect in limitation of, the
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         provisions of the Declaration of Trust of the Trust and the Amended
         and Restated Articles of Incorporation of the Company (as each may be amended from time to time):

                     (i) such Excess Trust Shares and such Excess Common Shares shall not be transferable, and shall not be transferred on the respective books of either the Trust or the Company, unless in connection with a transfer the transferor transfers and the transferee acquires the same number of Excess Trust Shares and Excess Common Shares;

                     (ii) neither the Trust nor the Company shall issue or transfer or agree to issue or transfer any Excess Trust Shares or Excess Common Shares unless effective provision is made for the issuance or transfer to the same person of the same number of Excess Trust Shares and Excess Common Shares; and

                    (iii) each certificate evidencing Excess Trust Shares shall have printed on its reverse side a certificate evidencing the same number of Excess Common Shares. A legend shall be placed on the face or reverse side of each certificate evidencing ownership of Excess Trust Shares and Excess Common Shares referring to the restrictions on transfer of the Excess Trust Shares and Excess Common Shares.

                 (b) In the event that (x) the Trust issues Excess Preferred Shares, par value $.01 per share, of the Trust ("Excess Preferred Shares") or the Company issues shares of Excess Preferred Stock, par value $.01 per shares, of the Company ("Excess Preferred Stock"), and
         (y) the shares of beneficial interest of the Trust and the shares of preferred stock of the Company which were converted into such Excess Preferred Shares and such Excess Preferred Stock, respectively, were paired pursuant to this Agreement, then in addition to, and not in any respect in limitation of, the provisions of the Declaration of Trust of the Trust and the Amended and Restated Articles of Incorporation of the Company (as each may be amended from time to time):

                     (i) such Excess Preferred Shares and such Excess Preferred Stock shall not be transferable, and shall not be transferred on the respective books of either the Trust or the Company, unless in connection with a transfer the transferor transfers and the transferee acquires the same number of Excess Preferred Shares and Excess Preferred Stock;

                     (ii) neither the Trust nor the Company shall issue or transfer or agree to issue or transfer any Excess Preferred Shares or Excess Preferred Stock unless




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                 effective provision is made for the issuance or transfer to the same person of the same number of Excess Preferred Shares and Excess Preferred Stock; and

                    (iii) each certificate evidencing Excess Preferred Shares shall have printed on its reverse side a certificate evidencing the same number of Excess Preferred Stock. A legend shall be placed on the face or reverse side of each certificate evidencing ownership of Excess Preferred Shares and Excess Preferred Stock referring to the restrictions on transfer of the Excess Preferred Shares and Excess Preferred Stock.

                 SECTION 3. REFERENCES TO SHARES. The definition of "Shares" contained in the second recital of the Pairing Agreement is hereby amended to refer to shares of beneficial interest of the Trust with a par value of $.01 per share.

                 SECTION 4. EFFECT OF AMENDMENT. Except as expressly set forth herein, this Amendment shall not by implication alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Pairing Agreement, all of which shall continue in full force and effect.

                 SECTION 5. PARTIAL INVALIDITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed as of the day and year first above written.

                                             STARWOOD LODGING TRUST



                                             By:________________________________
                                                Name:
                                                Title:



                                             STARWOOD LODGING CORPORATION



                                             By:________________________________
                                                Name:
                                                Title:





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